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                                                                   EXHIBIT 10.16

                               OMEGA PROTEIN, INC.

                         EXECUTIVE MEDICAL PLAN SUMMARY

                                   August 1993

A. Purpose

     1. 100% reimbursement of the portion of the eligible expenses not fully reimbursed by the Group Health and Dental Care Plans.

     2. 100% reimbursement of certain medical, dental, and optical expenses not considered eligible expenses under the Group Health and Dental Care Plans.

B. Eligibility

     Employees who are recommended for coverage by Omega Protein Executive Management and approved by the Chairman and Chief Executive Officer of Omega Protein, Inc. are eligible for participation provided they are enrolled in both the Group Health and Dental Care Plans.

C. Eligible Expenses

     Charges actually made to an employee for the following services and supplies furnished for or in connection with the diagnosis, care, mitigation, treatment or prevention of illness of a covered individual and which are ordered by a licensed physician are eligible for reimbursement.

     1. The remaining eligible expenses of the Group Health and Dental Care Plan which are not fully reimbursed.

     2.   Private room accommodations in a hospital.

     3.   Routing periodic physical examinations.

     4.   Immunization.

     5.   Hearing aids.

     6. Optical treatment, eye glasses, contract lenses, and eye wear insurance.

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D. Expenses Not Eligible

     Charges related to the following services and supplies are not eligible for reimbursement.

     1.   Treatment or services not directed by a licensed physician.

     2. Private suite accommodation charges in excess of the average private room rate of the hospital.

     3.   Treatment that is essentially cosmetic in nature.

     4.   Nonprescription drugs, vitamins and medicine.

     5. First aid classes, Lamaze classes, stop smoking classes, weight loss programs, or other training classes unless necessary in the treatment of a specific medical condition.

     6.   Vaporizers or other appliances unless ordered by a licensed physician.

     7. The deductible portion required under the Group Health and Dental Care Plans.

     8.   Normal hygienic and toiletry supplies.

     9. Reductions in benefits required under the second opinion and pre-certification provisions of the Group Health and Care Plan.

     10. Claims for dependents who are not covered by the Group Health and Dental Care Plans.

E. Mental and Nervous Disorders

     Inpatient care for mental and nervous disorders, including inpatient treatment for alcohol or drug abuse, is limited to twenty (20) days per year under the Group Health Care Plan. The Executive Medical Plan may continue coverage for up to an additional twenty (20) days, but the Benefits Committee reserves the right to make this determination after a thorough review and may require an independent medical examination of the patient. Additional reimbursement beyond the forty (40)-day period requires the approval of the Corporation Chairman and Chief Executive Officer.

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F. Deductibles

     The Plan will not reimburse the deductible amounts required by the Group Health and Dental Care Plans. However, no deductible is required for the eligible Executive Medical Plan expenses which are not considered eligible expenses by the Group Health and Dental Care Plans, e.g., immunizations, hearing aids, eye glasses, contact lenses, and eye wear insurance.

G. Payment of Expenses

     Reimbursements from the Executive Medical Plan cannot be assigned to a provider. Participants are expected to pay all expenses not assigned to a provider under the Group Health and Dental Care Plans and submit claims for reimbursement. As a general rule, the Plan will not cover expenses for treatment not yet rendered. However, if a physician requires payments over time for ongoing treatment, the Plan will cover the payments as they are made. Two common examples of such treatment are orthodontia and child delivery. While the Plan will not pay the entire fee on the front end, it will reimburse participants for required periodic payments.

     No expenses will be reimbursed prior to the end of the quarter unless a total of $100.00 is accumulated for each claimant.

H. Submitting Claims

     Claims should be submitted to your Human Resources Department. Claims covered by the Group Health and Dental Plans must be processed through our current insurance provider first. When the claim is returned to Omega Protein, the remaining charges will be considered under the Executive Medical Plan. Claims which are obviously not covered under the Group Health and Dental Plans will be considered directly under the Executive Medical Plan.

I. Second Opinion and Pre-Certification Requirements

     The second opinion and pre-certification requirements under the Group Health Care Plan must be followed. Reduction in benefits required under the Plan will not be eligible for reimbursement.

J. Physical Examination Requirements

     Plan participants are required to complete a comprehensive physical examination on a periodic basis. The general requirement is annually for participants age 40 or above and bi-annually for those under age 40. The Plan will cover examinations on a more frequent basis if recommended by a physician.

     Participants will be notified during their birth month when they are due for an examination and are required to complete the examination within ninety (90) days.

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K. Company Rights Reserved

     This document summarizes the benefits set out in the Executive Medical Plan master document and does not contain all of the detailed provisions of the Plan. The full provisions of the Plan master document, as they now exist or as they may exist in the future, will provide the basis for control or adjustment in the case of inconsistency.

     Omega Protein, Inc. intends to maintain the Plan indefinitely and for the exclusive benefit of employees, but reserves the right to change or terminate the Plan at any time within the limits allowed by Federal regulations. Rights to benefits already matured are protected and are considered legally enforceable.